Exhibit 10.46

Superconductor Technologies Inc.

EMPLOYMENT AGREEMENT

     This Employment Agreement (the “Agreement”) is made and entered into as of February 14, 2005, by and between Superconductor Technologies Inc., a Delaware corporation (the “Company”), and Jeffrey A. Quiram, an individual (the “Executive”), with reference to the following facts:

     A. The Company, headquartered in Santa Barbara, California, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks.

     B. Executive is a senior global executive with broad general management and sales experience in the telecommunications industry.

     C. The Company wishes to hire Executive for the position of President and Chief Executive Officer, and Executive wishes to be hired for such position, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, based on the above premises and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Employment with the Company.

          1.1 Position and Duties. Subject to the terms set forth herein, the Company agrees to employ Executive as President and Chief Executive Officer, and Executive hereby accepts such employment. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position, consistent with the Restated Bylaws of the Company and as reasonably required by the Company’s Board of Directors (the “Board”). The Company will also appoint Executive to the Board and any executive committee thereof that may exist from time to time. Executive will report solely and directly to the Board, and all other employees will report solely and directly to the Executive or his designees. Notwithstanding the foregoing, the Board members will have unrestricted access to communicate on a confidential basis with any and all employees as and when they deem necessary or appropriate in the discharge of their fiduciary duties.

          1.2 Full Time and Best Efforts. Executive will perform his duties faithfully and to the best of his ability and will devote his full business time and effort to the performance of his duties hereunder. Executive will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company, or that would interfere with his duties hereunder. Executive acknowledges that frequent travel may be necessary in carrying out his duties hereunder

          1.3 Transition. Executive will commence services to the Company on February 17, 2005, but the Company will continue to employ M. Peter Thomas as President and Chief Executive Officer until the completion and filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company will appoint Executive to the position of President and Chief Executive Officer immediately after the filing of the Annual Report on Form 10-K. Executive will use the interim period to work with Mr. Thomas to prepare for and effect a smooth transition of Mr. Thomas’ responsibilities to Executive.

          1.4 Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. Subject to the foregoing, Executive will sign within ten (10) days the Company’s standard Employee Proprietary Information Agreement.

     2. At-Will Employment. Executive’s employment with the Company is “at-will” and may be terminated at any time without cause by either party upon thirty (30) days prior written notice; provided, however, that the Company is not required to give notice of a termination for Cause. Termination of the employment relationship is the right of each party and will not constitute a breach of this Agreement. No provision of this Agreement shall be construed as conferring upon Executive a right to continue as an employee or executive of the Company or any subsidiary or affiliated entity. In the event of termination, Executive will voluntarily and immediately resign from the Board and any similar position with any subsidiary or affiliate.

     3. Compensation.

          3.1 Base Salary. The Company will compensate Executive for services rendered hereunder at the rate of Three Hundred Thousand Dollars ($300,000) per year payable in accordance with the Company’s normal payroll practices and subject to payroll deductions as may be necessary or customary for the Company’s salaried employees. The Compensation Committee of the Board (the “Compensation Committee”) will review, and in its sole discretion may increase, the Base Salary each year.

          3.2 Performance Bonus. The Company will pay Executive an annual performance bonus of up to One Hundred Percent (100%) of his Base Salary based upon achievement of performance goals. The Compensation Committee and Executive will work together in good faith on an annual basis to develop mutually acceptable performance goals for the coming year.

          3.3 Equity Incentive Compensation.

               3.3.1 Option Grants. The Company will grant Executive the following equity-based compensation awards under its 2003 Equity Incentive Plan:

                    3.3.1.1 A non-qualified stock option to purchase One Million Two Hundred Thousand (1,200,000) shares of common stock with a per share exercise price equal to the fair market value of the Company’s common stock on the date the Board approves this Agreement (the “Start Date Exercise Price”); and

                    3.3.1.2 A non-qualified stock option to purchase an additional One Million Two Hundred Thousand (1,200,000) shares of common stock (subject to increase in accordance with Section 3.3.3) with a per share exercise price equal to the fair market value of the Company’s common stock on the date the stockholders approve an increase in the number of shares of stock authorized for grants under the 2003 Equity Incentive Plan (the “Approval Date Exercise Price”).

               3.3.2 Other Terms. All of the options granted under this Section 3.3 will (a) have a term of ten (10) years, (b) vest 25% on the first anniversary of Executive’s start date with the Company and 75% in 36 equal monthly installments thereafter, (c) have such other terms as are contained in the Company’s standard form of stock option agreement presently in use and not inconsistent with the terms of this either this Agreement or the stock option agreement entered into by Executive and the Company and executed contemporaneously herewith (the “Option Agreement”) and (d) be subject to all the terms and conditions of the Company’s 2003 Equity Incentive Plan. The Compensation Committee is considering other performance-based criteria for earlier accelerated vesting of employee stock options. The Compensation Committee may, in its sole discretion, include such criteria for accelerated vesting in the foregoing stock options.

               3.3.3 Stockholder Approval of Plan Increase. The Company will submit a request to its stockholders at the upcoming 2005 annual meeting to increase the number of shares of stock authorized for grants under the 2003 Equity Incentive Plan. If the stockholders decline to approve the increase, the Company will grant options to Executive under the 2003 Equity Plan (priced with a per share exercise price equal to the fair market value of the Company’s common stock on the date the stockholders decline to approve the increase) as and when additional options become available under the plan as a result of the expiration and forfeiture of other stock options outstanding under the plan until is has fulfilled its obligations to Executive under Section 3.3.1.2. The Company will not grant any further stock options under the 2003 Equity Incentive Plan until it has fulfilled its obligations to Executive under Section 3.3.1.2.

               3.3.4 Impact of Interim Stock Price Increase. If the Approval Date Exercise Price exceeds the Grant Date Exercise Price, the Company will compensate Executive for the increase by granting him another non-qualified stock option to purchase at the Approval Date Exercise Price additional shares of common stock. The number of shares for such additional stock option will be determined based on a linear scale of 0 shares to 250,000 shares as the difference in exercise prices increases from $0 to $1.00. For example, if the Grant Date Exercise Price is $1.05 and the Approval Date Exercise Price is exercise price $1.35, then the number of shares would equal ($1.35 - $1.05)/$1.00 X 250,000, or 75,000 shares. Under this formula, the maximum number is 250,000 shares regardless of any further increase in the exercise price between the two dates.

     4. Benefits.

          4.1 Commuting and Travel Expenses. The Company understands that Executive presently resides in Minnesota and has not committed to relocate his family to Santa Barbara, California. However, Executive has committed to perform services under this Agreement at the Company’s headquarters in Santa Barbara and will effectively commute to work. Executive will devote sufficient time working at the Company’s headquarters in Santa Barbara and meeting with customers at their offices, in each case to the extent required to perform the duties of his office. The Company will (a) pay for Executive’s reasonable travel expenses commuting to/from his home in Minnesota (based on the Company’s travel policy guidelines) and (b) lease a suitable apartment for Executive within ten (10) miles of its Santa Barbara headquarters.

          4.2 Automobile Lease. The Company will lease an automobile for Executive’s use in Santa Barbara consistent with past practice for the Company’s Chief Executive Officer.

          4.3 General Programs. Executive shall be entitled to participate in the employee benefit plans and programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. Subject to Section 10.7.4, the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

          4.4 Special Reimbursement for Taxes Resulting from Payment of Commuting Expenses. Executive shall be entitled to receive an additional payment hereunder (the “Tax Indemnity Payment”) in an amount equal to any increase in Executive’s income and payroll taxes attributable to any commuting, automobile and living accommodation payments or expenses paid to or on behalf of Executive, including an additional amount equal to any additional income and payroll taxes which are attributable to or resulting from the Tax Indemnity Payment, such that Executive retains an amount of the Tax Indemnity Payment equal to the increase in income and payroll taxes attributable to the payment or reimbursement of the commuting, automobile and living accommodation expenses to or on behalf of the Executive.

     5. Business Expenses. The Company shall reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

     6. Termination Before a Change of Control.

          6.1 Involuntary Termination. If Executive’s employment with the Company is terminated before a Change of Control due to an Involuntary Termination, then Executive shall be entitled to receive the following:

               6.1.1 a lump sum severance payment equal to one (1.0) times Executive’s Base Salary as in effect on the date of the Involuntary Termination,

               6.1.2 any Bonus for the twelve (12) month period following Executive’s termination which had been previously authorized,

               6.1.3 twelve (12) months of coverage for Executive and his spouse/dependents under group health, life or other similar insurance plans substantially comparable to the group health, life and other similar insurance plans in which Executive and his spouse/dependents participated on the date of such termination,

               6.1.4 accelerated vesting of all stock options which would have otherwise vested solely by the passage of time during the twelve (12) months after the date of termination if the Involuntary Termination had not occurred (i.e. excluding any vesting dependent on achieving performance objectives); and

               6.1.5 six months from the date of termination to exercise any vested stock options, including any stock options vesting by virtue of the accelerated vesting provisions of Section 6.1.4; provided, however, that such options will automatically expire thirty (30) days following the date that Executive becomes a director, employee or consultant of any Competing Company.

          6.2 Other Termination. If Executive’s employment is terminated before a Change of Control for any reason other than an Involuntary Termination, then Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company’s severance and benefits plans and policies existing at the time of such termination.

          6.3 Mitigation. Except as may be expressly provided elsewhere in this Agreement, the Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 6 (whether by seeking new employment or in any other manner). No such payment shall be reduced by earnings that the Executive may receive from any other source.

       7. Change of Control.

          7.1 In the event of a Change of Control, Executive shall be entitled to receive the following in lieu of any payments or other benefits under Section 6 (Termination Before Change of Control) and regardless of whether Executive’s employment is continued or terminated (except as expressly provided below in Section 7.1.5):

               7.1.1 a lump sum payment equal to two (2.0) times the Executive’s Base Salary as in effect on the date of the Change of Control,

               7.1.2 any Bonus for the twelve (12) month period following Executive’s termination which had been previously authorized,

               7.1.3 twenty-four (24) months of coverage for Executive and his spouse/dependents under group health, life or other similar insurance plans substantially comparable to the group health, life and other similar insurance plans in which Executive and his spouse/dependents participated on the date of such termination,

               7.1.4 accelerated vesting of fifty percent (50%) of Executive’s unvested stock options;

               7.1.5 accelerated vesting of the remaining fifty percent (50%) of Executive’s options if and only if Executive does not resign during the six month period following the date of the Change of Control; and

               7.1.6 five years from the date of the Change of Control to exercise any vested stock options, including any stock options vesting by virtue of the accelerated vesting provisions of Section 7.1.4 and 7.1.5; provided, however, that such options will automatically expire thirty (30) days following the date that Executive becomes a director, employee or consultant of any Competing Company.

          Notwithstanding Section 2, Executive may not terminate his employment resign other than pursuant to an Involuntary Termination under Section 10.7 during the six month period following a Change of Control; provided that purposes of the foregoing, Involuntary Termination shall not include Section 10.7.1.

          For purposes of this Section, a termination of Executive’ employment prior to a Change of Control shall be deemed to have occurred after or in connection with such Change of Control if Executive reasonably demonstrates that such termination constitutes an Involuntary Termination and that the circumstance(s) or event(s) which constitute such Involuntary Termination occurred (a) at the request of an individual, entity or group who has entered into an agreement with the Company, the consummation of which will constitute a Change of Control (or who has taken other steps reasonably calculated to effect a Change of Control) or (b) otherwise in connection with, as a result of or in anticipation of a Change of Control.

          7.2 Modified Reduction. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by Executive in connection with Executive’s employment with the Company (or termination thereof) would subject Executive to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), and if the net after-tax amount (taking into account all applicable taxes payable by Executive, including without limitation any Excise Tax) that Executive would receive with respect to such payments or benefits does not exceed the net after-tax amount Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Executive without the imposition of the Excise Tax, then, only the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced, in the order and as to the type specified by Executive.

     8. Condition to Severances Payments. All severance payments and other benefits provided under Sections 6 and 7 are conditioned on Executive’s continuing compliance with this Agreement and the Company’s policies and Executive’s execution of a release of claims and covenant not to sue substantially in the form provided in Exhibit A upon termination of employment .

     9. Insurance and Indemnification. The Company will keep in effect during Executive’s employment and for six (6) years thereafter director and officer’s liability insurance comparable in amount and scope to its present policy covering current and former directors and officers. The Company and Executive will also concurrently herewith execute an Indemnification Agreement identical in form and substance to the Indemnification Agreement currently in effect for the Company’s other directors and Executive Officers.

     10. Definitions.

          10.1 Base Salary. “Base Salary” means Executive’s annualized base salary under Section 3.1 and as may be subsequently adjusted upward for increases.

          10.2 Cause. “Cause” means the occurrence of anyone or more of the following:

               10.2.1 Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of final jurisdiction for any crime which constitutes a felony in the jurisdiction involved;

               10.2.2 Executive’s misappropriation of funds or commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company;

               10.2.3 gross negligence by Executive in the scope of Executive’s services to the Company resulting in economic damage to the Company; or

               10.2.4 a failure of Executive to follow the lawful mandates of the Board.

     Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without (a) reasonable notice to Executive setting forth the reasons for Company’s intention to terminate for Cause and (b) an opportunity for Executive to be heard (with counsel) before the Board.

          10.3 Change of Control. “Change of Control” means the occurrence of any of the following events on or after the effective date of this Agreement:

               10.3.1 When any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, other than the following persons:

                    10.3.1.1 the Company,

                    10.3.1.2 a subsidiary of the Company,

                    10.3.1.3 a Company employee benefit plan, including any trustee of such plan acting as trustee, or

                    10.3.1.4 any person who, as of the effective date of this Agreement, has publicly disclosed in filings with the Securities and Exchange Commission the beneficial ownership of more than 5% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;

               10.3.2 The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets;

               10.3.3 A change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the effective date of this Agreement, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

               10.3.4 The sale, transfer or other disposition of all or substantially all of the Company’s assets; or

               10.3.5 The stockholders of the Company approve the dissolution or liquidation of the Company.

          10.4 Competing Company. “Competing Company” means any company engaged in the development, manufacture or sale of cryogenic receiver front-end devices for communications systems.

          10.5 Disability. “Disability” means, on or after the effective date of this Agreement, the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

          10.6 “Executive Officer” shall have the meaning set forth in Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

          10.7 Involuntary Termination. “Involuntary Termination” means the occurrence of anyone or more of the following:

               10.7.1 without Executive’s express written consent, a material reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such duties and responsibilities, unless Executive is provided with comparable duties and responsibilities over the same business unit, or a change in the Executive’s reporting obligations or the employees reporting to Executive;

               10.7.2 without Executive’s express written consent, a material reduction of the facilities and perquisites (including office space and location) available to Executive immediately prior to such reduction;

               10.7.3 without Executive’s express written consent, a reduction by the Company of Executive’s Base Salary in effect immediately prior to such reduction, unless it occurs in connection with a restructuring or other cost-cutting measure as evidenced by a comparable reduction in the base salary of all Executive Officers, or a failure to make any travel or living accommodation payments required hereunder after notice of default and a reasonable opportunity to cure such default;

               10.7.4 a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is significantly reduced;

               10.7.5 any purported termination of the Executive by the Company which is not effected for Cause or for which the grounds relied upon are not valid;

               10.7.6 the death or Disability of the Executive, or

               10.7.7 the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 12.

     11. Advice of Counsel. Executive acknowledges that he has been represented by counsel in the negotiation of this Agreement and is fully aware of his rights and obligations under this Agreement.

     12. Successors.

          12.1 Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company,” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 12.1 or which becomes bound by the terms of this Agreement by operation of law.

          12.2 Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     13. Notice Clause.

          13.1 Manner. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such other address as shall have been designated by written notice by such party to the other party .

          13.2 Effectiveness. Any notice or other communication required or permitted to be given under this Agreement will be deemed given on the day when delivered in person, or the business day after the day on which such notice was mailed in accordance with Section 13.1.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of California.

     15. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Los Angeles in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure, including (without limitation) such discovery as is specifically authorized by section 1283.05 of the California Code of Civil Procedure, without need of prior leave of the arbitrator under section 1283.05(e) of such Code. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company shall bear the expense of the arbitrator.

     16. Attorneys’ Fees for Executive. The Company will reimburse Executive for up to $5,000 of legal fees and costs incurred by Executive in connection with the negotiation of this Agreement. Further, if any litigation or arbitration is commenced (including any proceedings in a bankruptcy court) between the parties concerning any provision of this Agreement and Executive is the prevailing party in such proceeding, the Executive shall be entitled, in addition to such other relief as may be granted, to recover his attorneys’ reasonable fees and costs incurred by reason of such litigation or arbitration. The prevailing party shall be determined by the court or arbitrator based upon an assessment of which party’s major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues.

     17. Severability. The invalidity or unenforceability of any provision of this Agreement, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Agreement.

     18. Confidentiality and Trading Restrictions. The parties agree the existence and negotiation of this Agreement, and any non-public information exchanged in connection therewith, are confidential (collectively, “Confidential Information”). They will not disclose any Confidential Information except as provided herein. Either party may disclose Confidential Information to its employees and advisors who are required to have the information for the purpose of providing assistance in the negotiations. The Company may disclose the existence of the negotiations and this Agreement at such time as it determines public disclosure is required under the applicable securities laws. The parties will not use any Confidential Information except for the decision whether to enter into an employment relationship and negotiating the terms of employment. Executive will refrain from trading in the Company’s securities until 72 hours after public disclosure by Company of this Agreement. Thereafter, Executive may trade in the Company’s securities only in compliance with the Company’s Insider Trading Policy.

     19. Integration. This Agreement and any other agreement referred to herein or executed contemporaneously herewith represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

     20. Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

     21. Counterparts and Facsimile. This Agreement may be executed in counterparts and by facsimile.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

“Executive”	“Company”

SUPERCONDUCTOR TECHNOLOGIES INC.

Jeffrey A. Quiram	John D. Lockton, Chairman of the Board

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EXHIBIT A

Form of Release of Claims and Covenant Not To Sue

     In consideration of the payments and other benefits that Superconductor Technologies Inc. (the “Company”) is providing to ______(“Executive”) under the Employment Agreement entered into by and between Executive and the Company, dated February ___, 2005, the Executive, on his/her own behalf and on behalf of Executive’s representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, demands, actions, costs, rights, liabilities, damages or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that Executive ever had, now have or might have as of the date of Executive’s termination of employment with the Company against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents, attorneys, insurers, successors, or assigns (including all such persons or entities that have a current and/or former relationship with the Company) (the “Released Parties”) for any claims arising from or related to Executive’s employment with the Company, its parent or any of its affiliates and subsidiaries and the termination of that employment.

     These released claims also specifically include, but are not limited to, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the Industrial Welfare Commission’s Orders, the California Fair Employment and Housing Act, the California Constitution, the California Government Code, the California Labor Code and any other federal, state or local constitution, law, regulation or ordinance governing the terms and conditions of employment or the termination of employment, and the law of contract and tort and any claim for attorneys’ fees; provided, however, that Executive does not release or discharge the Released Parties from (i) any of the Company’s obligations to him under the Employment Agreement, and (ii) any vested benefits to which he may be entitled under any employee benefit plan or program subject to ERISA.

     Furthermore, the Executive acknowledges that this waiver and release is knowing and voluntary and that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by Executive to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present. Executive also expressly waives the provisions of California Civil Code section 1542, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him/her must have materially affected his settlement with the debtor.” With respect to the claims released in the preceding sentences, the Executive will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, parent, affiliates, subsidiaries, stockholders, owners, directors, officers, employees, agents, successors, or assigns (including all such persons or entities that have a current or former relationship with the Company), for the purpose of obtaining any personal relief, nor assist or participate in any such proceedings, including any proceedings brought by any third parties (except as otherwise required or permitted by law). The Executive further acknowledges that he/she has been advised by this writing that:

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•	he/she should consult with an attorney prior to executing this release;

•	he/she has at least twenty-one (21) days within which to consider this release;

•	he/she has up to seven (7) days following the execution of this release by the parties to revoke the release; and

•	this release shall not be effective until such seven (7) day revocation period has expired.

     Executive agrees that the release set forth above shall be and remain in effect in all respects as a complete general release as to the matters released.

EXECUTIVE

Date:

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